KPMG Peat Marwick LLP

     One Arizona Center       Telephone 602 253 2000
     400 E. Van Buren Street
     Suite 1100
     Phoenix, AZ 85004


August 4, 1997

Microchip Technology Incorporated
Chandler, Arizona

Ladies and Gentlemen:

We have been furnished with a copy of Form 10-Q of Microchip Technology Incorporated (Microchip or Company) for the three months ended June 30, 1997, and have read the Company's statements contained in Note 1 to the condensed consolidated financial statements included therein. As stated in Note 1, the Company changed its method of accounting for inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method and states that the newly adopted accounting principle is preferable in the circumstances because the FIFO method is the predominant accounting method used in the semiconductor industry. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of Microchip Technology Incorporated as of any date or for any period subsequent to March 31, 1997, nor have we audited the information set forth in the aforementioned Note 1 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Microchip Technology Incorporated's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,
/s/ KPMG Peat Marwick LLP